Exhibit 99.1

[LOGO] News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact	For release: 4 p.m.
September 4, 2003

Jerry Davis (media) 215-977-6298

Terry Delaney (investors) 215-977-6106

No. 3984

SUNOCO RAISES DIVIDEND

PHILADELPHIA, September 4, 2003 — Sunoco, Inc. (NYSE: SUN) today announced that its board of directors has approved an increase in the Company’s quarterly dividend. The dividend will increase two and one-half cents per share, or 10 percent, to a new quarterly dividend rate of 27.5 cents per share. The dividend is payable on December 10, 2003 to shareholders of record at the close of business on November 10, 2003.

“We are pleased to be able to take this action as it is entirely consistent with our strategies to provide attractive returns to our shareholders,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “Over the past several years we have consistently improved our operating performance and have grown the Company’s asset base. As we look forward, we believe our markets and our performance will support this increase, while allowing us to continue to consider strategic opportunities, including share repurchase.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 730,000 barrels per day of refining capacity, over 4,600 retail sites selling gasoline and convenience items, interests in almost 11,000 miles of domestic crude oil and refined product pipelines and 34 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a growing force in petrochemicals with approximately six billion pounds of annual sales, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high-quality blast furnace coke for use in the steel industry. For additional information, visit Sunoco’s Web site at www.SunocoInc.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s second quarter Form 10-Q filed with the Securities and Exchange Commission on August 7, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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